Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-235408, 333-243488 and 333-253117) on Form S-3, in the registration statements (Nos. 333-235377, 333-253118, 333-253120, 333-263606 and 333-269930) on Form S-8 and in the registration statements (Nos. 333-266499, 333-268251 and 333-271161) on Form S-1 of our report dated March 16, 2022, except for Note 4, as to which the date is June 28, 2023 with respect to the consolidated financial statements of Baudax Bio, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 28, 2023